MuniMae Provides Trading Resumption Update

BALTIMORE, Oct. 2, 2013 /PRNewswire/ -- Today, October 2, 2013, Municipal Mortgage & Equity, LLC (OTC: MMAB) ("MuniMae", "the Company," "we", or "our") expected trading in our shares to resume following the order of suspension of trading by the Securities and Exchange Commission ("SEC") that was issued on September 18, 2013 and which expired at 11:59 p.m. on October 1, 2013. Also on September 30, 2013, the Company's common shares were consensually deregistered and then reregistered by the filing of a Registration Statement on Form 8-A. The new registration of our shares under the Securities Exchange Act of 1934 was effective immediately upon the filing of the Form 8-A, and all actions controlled by the Company were complete as of that filing; however, the process of reestablishing the trading of our common shares on the open market requires certain procedural actions by the SEC and the Financial Industry Regulatory Authority ("FINRA").

As of 9:00 a.m. Eastern Time this morning it does not appear that all required steps have occurred between the regulators to enable the resumption of trading. The Company is working diligently with both the SEC and FINRA to resolve all technical matters so that trading in our shares may resume as soon as possible. We will provide an update to investors as soon as these issues are resolved. At this time we cannot provide a specific time when trading will resume.

Cautionary Statement Regarding Forward-Looking Statements

This Release contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as "may," "will," "should," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seek," "would," "could," and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management's expectations at the date of this Release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Release. These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors, and the outcome of certain legal proceedings. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this Release.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com

CONTACT: MuniMae - Brooks Martin, Investor Relations, 855-650-6932